EXHIBIT 99.1
IDEX CORPORATION ACQUIRES iPEK SPEZIAL-TV
NORTHBROOK, IL, October 14, 2008 — IDEX Corporation (NYSE: IEX) today announced the acquisition of iPEK Spezial-TV, a leading provider of systems focused on infrastructure analysis, specifically waste water collection systems. iPEK, renowned for its quality and versatility, is a leading developer of remote controlled systems for infrastructure inspection.
Headquartered in Hirschegg, Austria, iPEK has annual revenues of approximately 18 million euro ($25 million USD). iPEK will be operated within IDEX’s Fluid and Metering Technologies segment and is expected to leverage the ADS Environmental Services (‘ADS”) acquisition which closed in January. With a cash consideration of approximately 31 million euro ($43 million USD), iPEK is expected to be accretive to IDEX’s earnings in 2009.
Commenting on the acquisition, IDEX segment President Kevin Hostetler stated, “We are extremely pleased with iPEK’s decision to become part of IDEX. iPEK is a recognized leader in the growing field of waste water management. iPEK’s expertise in designing and manufacturing state of the art cameras and remote control systems for infrastructure inspection enables the continued enhancement of our market-based water platform within the Fluid and Metering Technologies segment. The acquisition of iPEK dovetails well with the products and services provided by ADS and continues to expand the range and breadth of product we can offer this critical market segment.”
iPEK’s President, Manfred Baral, stated: “We are excited to become a part of IDEX and its Fluid and Metering Technologies business. IDEX is a recognized leader in applied engineered solutions, with brand recognition in the water and wastewater markets. We will now have a global footprint and the strong foundation of a broader technology platform which will enable us to maintain our position as a technology leader and support our customers in their ever increasing regulatory requirements.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.